                                                                    EXHIBIT 12.1

                          PATINA OIL & GAS CORPORATION
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                                  (UNAUDITED)

                                                     Year Ended December 31,
                                           --------------------------------------------
                                            1992     1993     1994     1995      1996
                                           -------  -------  ------  ---------  -------
                                              (dollars in thousands, except ratios)
Net income (loss) before taxes             $10,574  $20,831  $4,539   $(3,222)  $ 3,168
Interest expense                             1,771    2,362   3,869     5,409    14,275
                                           -------  -------  ------   -------   -------
     Earnings before fixed charges         $12,345  $23,193  $8,408   $ 2,187   $17,443
                                           =======  =======  ======   =======   =======
Fixed charges:
Interest expense                             1,771    2,362   3,869     5,409    14,275
                                           -------  -------  ------   -------   -------
   Total fixed charges                     $ 1,771  $ 2,362  $3,869   $ 5,409   $14,275
                                           =======  =======  ======   =======   =======

     Ratio of earnings to fixed charges       6.97     9.82    2.17      0.40      1.22
                                           =======  =======  ======   =======   =======
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